Exhibit 99.2
Watson Pharmaceuticals, Inc.
Non-GAAP Reconciliation Table — Second Quarter Ended June 30, 2011
(in millions, except per share amounts)

		NON-GAAP ADJUSTMENTS
		Amortization	Acquisition &	Accretion	Global Supply	Intangible Asset		Non-GAAP
	GAAP Results	Expense (1)	Licensing (2)	Expense (3)	Chain (4)	Impairment (5)	All Other (6)	Results

Net revenues	$1,081.7	$—	$—	$—	$—	$—	$—	$1,081.7

Operating Expenses:
Cost of Goods Sold (excludes amortization, presented below)	613.4	—	(2.7)	—	(1.9)	—	—	608.8
Research and development	80.5	—	—	—	(0.2)	—	—	80.3
Selling and marketing	102.1	—	—	—	(0.9)	—	—	101.2
General and administrative	85.4	—	(6.0)	—	(0.5)	—	—	78.9
Amortization	74.6	(74.6)	—	—	—	—	—	—
Loss on asset sales and impairments	7.4	—	—	—	—	(7.4)	—	—

Total operating expenses	963.4	(74.6)	(8.7)	—	(3.5)	(7.4)	—	869.2

Operating Income	118.3	74.6	8.7	—	3.5	7.4	—	212.5
Other (expense) income:
Interest income	0.5	—	—	—	—	—	—	0.5
Interest expense	(22.9)	—	—	9.8	—	—	—	(13.1)
Other income	(0.3)	0.3	—	—	—	—	(1.5)	(1.5)

Total other (expense) income, net	(22.7)	0.3	—	9.8	—	—	(1.5)	(14.1)
Income before income taxes and noncontrolling interest	95.6	74.9	8.7	9.8	3.5	7.4	(1.5)	198.4
Provision for income taxes	43.2	22.4	2.1	0.8	1.0	1.8	(0.5)	70.8

Net Income	52.4	52.5	6.6	9.0	2.5	5.6	(1.0)	127.6
Loss attributable to noncontrolling interest	0.3	—	—	—	—	—	—	0.3

Net income attributable to common shareholders	$52.7	$52.5	$6.6	$9.0	$2.5	$5.6	$(1.0)	$127.9

Diluted earnings per share	$0.42							$1.01
Diluited weighted average shares outstanding	126.4							126.4
Explanation of reconciling items to arrive at non-GAAP financial results:

1.	Includes amortization expense of acquired intangible assets, such as product rights, core technology and customer relationships, and amortization related to equity method investments recorded in other income (expense).

2.	Includes $2.7 inventory step-up amortization in Cost of Goods Sold and $6.0 acquisition costs in General and Administrative relating to the acquisition of Specifar.

3.	Represents a non-cash fair value adjustment related to the Company’s preferred stock of $4.2 and an adjustment to the fair value of contingent liabilities associated with the acquisitions of Arrow Group, the progesterone business from Columbia Labs and Specifar of $3.3, $2.0 and $0.3, respectively. These adjustments are based upon the passage of time and are classified as interest expense.

4.	Amounts attributable to our global supply chain initiative to improve efficiencies within our Generics segment. The costs relate to the closures of our Carmel, NY manufacturing facility, Groveport, OH distribution center, manufacturing operations in Canada and Corona, CA and R&D facilities in Canada, India and Australia. Amounts in Cost of Goods Sold include: $0.9 accelerated depreciation; $0.5 severance and retention; $0.4 product transfer costs; and $0.1 facility decommission costs. Amounts in R&D include $0.2 accelerated depreciation. Amounts in selling and marketing include $0.9 severance and retention. Amounts in G&A include $0.4 accelerated depreciation and $0.1 severance and retention.

5.	Includes a non-cash impairment charge of $7.5 related to in-process research and development intangible assets offset by a gain on asset sales of $0.1.

6.	Includes other income of $1.5 relating to the revaluation of securities issued by an equity method investee.